Execution Version
CONFIDENTIAL

Third Point Reinsurance Ltd.
Prashanth Gangu
Via Email

February 3, 2021
Dear Prashanth,
Offer and Position
We are pleased to extend an offer of employment to you for the position of Chief Operating Officer & President, Insurance and Services of Third Point Reinsurance Limited, a Bermuda exempted company limited by shares (the “Company”). This Offer Letter Agreement is conditioned on your satisfactory completion of the Contingencies specifically set forth below. Your employment shall be subject to the terms and conditions set forth in this Offer Letter Agreement..
Following the closing of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., the Company and Yoga Merger Sub Limited, the Company will be renamed SiriusPoint, Ltd., and (i) references to the “Company” in this letter will mean SiriusPoint, Ltd., and (ii) references to the “Company Group” will mean SiriusPoint, Ltd. and its subsidiaries. You shall then occupy the position of Chief Operating Officer & President, Insurance and Services of SiriusPoint, Ltd (as the successor to the Company).
Duties
In your capacity as Chief Operating Officer & President, Insurance and Services, you will perform such duties, services, and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to you from time to time and consistent with the Position Summary attached to this Offer Letter Agreement as Exhibit A You will report directly to the Chief Executive Officer (the “CEO”) and Chairman of the Board of the Company. You agree to devote your full business time, attention, and skill to the performance of your duties, and to use your best efforts to promote the interests of the Company, and you will not engage in any other business activity without the approval of the CEO. Notwithstanding the foregoing, you will be permitted to manage your personal investments, engage in civic and charitable activities, and serve on boards and engage in other activities as are approved by the CEO from time to time, which approval shall not be unreasonably withheld or delayed, provided that such activities do not interfere with the performance of your duties hereunder, create a conflict of interest or violate any agreement in effect with the Company.
Location
Your principal place of employment will be at our corporate office in New York, New York, subject to business travel to other locations as needed to properly fulfill your employment duties and responsibilities.
Start Date
Subject to satisfaction of the “Contingencies” described below, your employment under this Offer Letter Agreement shall commence on or before February 28, 2021, or another mutually agreed upon date (the “Start Date”).

Base Salary
In consideration of your services to the Company (including any services as an officer, director, employee, or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), you will be paid a Base Salary of $600,000 per year, payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions as required by law. Your Base Salary shall be reviewed at least annually for potential upward adjustment. Without your prior written consent, the Base Salary shall not be decreased.
Annual Bonus and Signing Bonus
During your employment, you will be eligible to receive, in respect of each calendar year, a performance-based cash bonus (the “Annual Bonus”) with a target bonus opportunity of 100% of your Base Salary (“Target Percentage”). The Annual Bonus earned, if any, will be based on achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board of Directors of the Company (the “Board”), and, except as otherwise provided herein, will be subject to your continuous employment with the Company through the last day of such calendar year and such other terms and conditions established by the Board. Any Annual Bonus will be paid in cash in a lump sum after the end of the calendar year for which the Annual Bonus is earned and no later than March 15th following such calendar year. The Target Percentage shall be reviewed on an annual basis and may be increased, but not decreased. For any partial year of employment, you will receive a pro-rated Annual Bonus based on the number of days you are employed during the year, except that your 2021 Annual Bonus will not be prorated and will be calculated as if you were employed for the entire fiscal year.
As an additional, non-recurring incentive, the Company will also pay you a one-time cash payment of $1,000,000 (the “Sign-on Cash Bonus”). Your Sign-on Cash Bonus shall vest and be paid to you on the first payroll date after the six-month anniversary of your Start Date, subject to your continued employment through the six-month anniversary of your Start Date; provided, that, if your employment is terminated without Cause or you resign for Good Reason (each, as defined below), your Sign-on Cash Bonus will become fully vested as of your termination of employment, and paid with the first installment of the severance payment described below.
Long-term Incentive Grants
Commencing in 2021 (and at the same time as awards are made to the CEO’s other direct reports) and in each subsequent calendar year of your employment, you will receive a long-term equity incentive award having a target value (calculated in the same manner as the target values of the other award recipients) equal to 250% of your Base Salary (the “Annual Equity Award”). The Annual Equity Award will have the same terms (including, but not limited to, the allocation as between appreciation-type awards and full-value awards, the allocation as between service-vesting and performance-vesting elements of such awards, vesting schedule and other terms, the treatment upon termination of employment (whether before or after change in ownership or control of the Company) and the treatment upon a change in ownership or control of the Company) as applicable to the awards granted to the CEO, and such other terms and conditions not inconsistent therewith as determined by the Board or its compensation committee from time to time. The terms and conditions of the Annual Equity Award will be evidenced by award agreements to be entered into between the Company and you at the time that the Annual Equity Award is granted, and will be subject to the terms and provisions of the Company’s equity incentive plan in effect from time to time.
As an additional, non-recurring incentive, at the same time as the Annual Equity Award is made to you, you will be granted a one-time award of restricted common shares of the Company, having a grant date fair market value equal to $2,000,000 (the “Sign-on Award”). The number of shares granted to you shall be based on the reported closing price of the Company’s shares on the most recent trading date prior to the date of grant. Your Sign-on Award will vest in five equal installments on each anniversary of the grant date, subject to your continued employment through each such vesting date; provided, that, if your employment is terminated without Cause or you resign for Good Reason (each, as defined below), your Sign-On Award will become fully vested as of your termination of employment. The terms and conditions of the Sign-on Award will be evidenced by award agreements to be entered into between the Company and you at the time that the award is granted, and will be subject to the terms and provisions of the Company’s equity incentive plan in effect from time to time.
Benefits and Perquisites
You will be eligible to participate in the employee benefit plans, policies, programs, and arrangements, as may be amended from time to time, on the same terms as similarly situated executives of the Company to the extent you meet the eligibility requirements for any such plan, policy, program, or arrangement. You will also be entitled to receive twenty-five (25) days of paid vacation per year to be used and accrued in accordance with the Company’s policies as may be established from time to time.
Directors & Officers Insurance
You will be covered under a directors and officers’ liability insurance maintained by the Company to the same extent as other directors and officers of the Company. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.
Expense Reimbursement
The Company shall reimburse you for reasonable and documented business expenses incurred by you in accordance with its expense reimbursement policies then in effect. The Company shall also reimburse you for attorneys’ fees incurred on connection with the negotiation and execution of this Offer Letter Agreement and all other documents referred to herein in an amount not to exceed $10,000.
Termination of Employment
If the Company fails to employ you on the Start Date notwithstanding your prior satisfaction of the Contingencies, or if the Company terminates your employment without “Cause” or you voluntarily resign for “Good Reason,” then in addition to the Accrued Obligations (as defined below), you will be entitled to receive (a) immediate payment of your Sign-on Cash Bonus, if not yet paid; (b) immediate granting and/or accelerated vesting of your Sign-On Award, as applicable; (c) cash severance pay equal to twenty-four (24) months of Base Salary at the rate in effect on the termination date, paid as provided in the last sentence of this paragraph; (d) eighteen (18) months of continued medical and life insurance benefits at the same premium rate that active employees pay for such coverage, with such contributions paid upon such required contribution payment dates; (e) a pro rata bonus for the year in which the termination date occurs, which will be determined as the product of the Annual Bonus to which you would have been entitled had you remained employed through the end of the calendar year, multiplied by a fraction, the numerator of which is the total number of days you were employed by the Company in the calendar year in which the termination date occurs, and the denominator of which is 365, which will be paid in cash in a lump sum after the end of the calendar year in which the termination date occurs and no later than March 15th following such calendar year; and (f) your Annual Equity Awards (to the extent not otherwise accelerated) shall benefit from the treatment set forth in the next following paragraph of this Offer Letter Agreement (the “Special Annual Equity Award Treatment”). Your right to receive the severance payments and benefits in clauses (a)-(f) above will be conditioned on your execution, delivery and non-revocation of the general release of claims in the form attached as Exhibit B hereto within 30 days following the date of termination. The severance pay contemplated by clause (c) of this paragraph shall be paid as follows: (x) an amount equal to one year of Base Salary shall be paid in twelve (12) monthly installments over the twelve (12) months following the date of termination (and the first of such installments shall be paid on the first payroll date after the 30th day following the termination date and shall include both the first and second installment); and (y) an amount equal to the remaining six

(6) months of Base Salary shall be paid in the fiscal year following the fiscal year in which the termination date occurs on dates selected by the Company but not less frequently than in monthly installments over the six (6) months following the first anniversary of the termination date.
For purposes of this offer letter:
•The “Special Annual Equity Award Treatment” shall consist of the following: (x) the provisions of the applicable award agreements evidencing equity awards with solely a service-based condition granted to you shall be modified such that such equity awards shall vest in full as of the date of termination; (y) the provisions of the applicable award agreements evidencing such options that require that such options be exercised within specified periods of time following the your termination of employment shall no longer apply, such that such options may be exercised as provided in the award agreements until the normal stated expiration dates applicable thereto; and (z) the provisions of the applicable award agreements evidencing equity awards with a performance condition granted to you shall be modified such that such equity awards shall remain outstanding through the scheduled end of the applicable performance period and shall vest and/or be forfeited based on the satisfaction of the applicable performance goals to the same extent as if your employment had continued through the end of the applicable performance period (for clarity, without proration for any period of service during such performance period).
•“Cause” means: (A) your grossly negligence performance of your duties (other than any such failure due to your physical or mental illness) that has caused material injury to the Company or any of its affiliates; (B) your having engaged in willful and serious misconduct that has caused material injury to the Company or any of its affiliates; (C) a willful and material violation by you of a written Company policy provided to you that has caused material injury to the Company or any of its affiliates; (D) the willful and material breach by you of any of your obligations under this Offer Letter Agreement or the Restrictive Covenant Agreement attached hereto as Exhibit B); (E) failure by you to timely comply with a lawful and reasonable direction or instruction given to you by the Board or the CEO; or (F) your having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature); provided that in the case of clauses (A)-(E), the Company shall give you 30 days’ prior written notice of the Company’s intention to assert Cause, which notice shall specify the particular act or acts, or failure to act, which is or are the basis for its decision to propose to assert Cause, and you shall be given the opportunity following the receipt of such notice to meet with the Board (with legal counsel) to defend such act or acts, or failure to act, and, if such act or acts, or failure to act, is capable of being cured, you shall be given 30 days after such meeting to correct such act or failure to act to the reasonable satisfaction of the Company. During such 30 or 60 day period, as applicable, you may be placed on garden leave and directed not to report to the Company’s offices or perform duties except as directed by the CEO, and such actions, standing alone, shall not give rise to a termination without Cause or with Good Reason.
•“Good Reason” means (A) the assignment to you of duties that are significantly different from, or that result in a substantial diminution of, your title, duties, authorities or reporting structure set forth in this offer letter or any requirement that you report directly to any person other than the CEO and Chairman role; (B) a reduction in your Base Salary, target annual bonus opportunity or target long-term incentive compensation opportunity; or (C) a material breach by the Company of this Offer Letter Agreement, any equity award agreement or any other agreement with the Company or the Company Group; or (D) the failure to pay your compensation or provide for your equity awards or benefits when due; provided that you shall have given the Company written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within ninety (90) days following the occurrence, without your written consent, of any of the events in clauses (A)–(D), and the Company shall not have cured the circumstances set forth in your notice of termination within thirty (30) days of receipt of such notice.

In the event of your termination of employment for any reason, (i) you will be entitled to receive any accrued and unpaid Base Salary, annual bonus, and all accrued and unpaid benefits and awards under any benefit or equity plans, policies, programs, or arrangements in which you participated as of the termination date in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements (“Accrued Obligations”); (ii) you will be deemed to have resigned from any boards of, or other positions with, the Company; and (iii) you agree to cooperate with the Company and to be reasonably available for a reasonable period of time with respect to matters arising out of your employment hereunder or any other relationship with the Company, whether such matters are business-related, legal, or otherwise. The Company shall reimburse you for all reasonable expenses incurred by you during such period in connection with such cooperation with the Company. Any such cooperation shall (i) occur at reasonable times and locations, (ii) occur upon reasonable notice, (iii) be conducted telephonically, whenever possible, and in person only when necessary, and (iv) take into account your other personal or professional obligations.
At-will Employment
Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason, subject to the termination-related provisions of this Offer Letter Agreement. Although your compensation and benefits may change from time to time, subject to the terms of this Offer Letter Agreement, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
Withholding
You will be solely responsible for taxes imposed on you by reason of any compensation and benefits provided to you by the Company, and all such compensation and benefits will be subject to applicable withholding and deductions.
Section 280G
In the event that any of the payments or benefits made or provided, or that may be made or provided, to you or for your benefit in connection with a change in control or an effective change in control (within the meaning of Section 280G of the Internal Revenue Code) or your termination of employment, whether under this offer letter or any other agreement, plan, program and arrangement of the Company and its respective affiliates (all such payments collectively referred to herein as the “Aggregate Payments”) is determined to constitute “parachute payments” within the meaning of Section 280G, and would, but for this provision be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the Aggregate Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to you of the Aggregate Payment after payment of the Excise Tax to (ii) the Net Benefit to you if the Aggregate Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above will the Aggregate Payments be reduced to the minimum extent necessary to ensure that no portion of the Aggregate Payments is subject to the Excise Tax. “Net Benefit” means the present value of the Aggregate Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this provision will be made in a manner determined by the Company that is consistent with the requirements of Section 409A (as defined below).
All calculations and determinations under this provision will be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations will be conclusive and binding on the Company and you for all purposes. The Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code for purposes of making the calculations and determinations required by this provision. The Company and you agree to furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations.
Section 409A
This offer letter is intended to comply with Section 409A and Section 457A of the Internal Revenue Code (referred to as "Section 409A" and “Section 457A,” respectively) or an exemption thereunder, and shall be construed and administered in accordance with Section 409A and Section 457A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A and Section 457A or an applicable exemption. If any provision of this offer letter provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A or Section 457A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A or Section 457A.
Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
This offer letter shall be governed by the laws of New York, without regard to conflict of law principles. You and the Company hereby irremovably submit to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this letter. You and the Company hereby waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this offer letter may not be enforced in or by such courts. You and the Company hereby consent to and grant any such court jurisdiction over your person and over the subject matter of any such action, suit, or proceeding, and agree that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. YOU FURTHER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT YOU MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS OFFER LETTER. You certify and acknowledge that (i) no representative, agent or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) you understand and have considered the implications of this waiver, (iii) you make this waiver voluntarily, and (iv) the Company has been induced to enter into this offer letter by, among other things, the waiver and certifications in this paragraph.
Contingencies

Your employment under this Offer Letter Agreement is contingent upon solely upon the following::
a.Your execution of this Offer Letter Agreement and the Restrictive Covenant Agreement attached to this Offer Letter Agreement as Exhibit B. (Please note, as with this letter generally, following the closing of the Merger, references to the “Company” in the Restrictive Covenant Agreement will mean SiriusPoint, Ltd., and (ii) references to the “Company Group” in the Restrictive Covenant Agreement will mean SiriusPoint, Ltd. and its subsidiaries.)
b.Verification of your right to work in the United States, as demonstrated by your completion of an I9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.
c.Satisfactory completion of background checks, as required for such position.
This Offer Letter Agreement shall be voided if any of the above conditions are not satisfied. For clarity, the termination and severance provisions of this letter or other Company severance plan would not apply under these circumstances.
Representations
You represent to the Company that your acceptance of this Offer Letter Agreement and your commencement of employment with the Company does not violate any agreement or obligation (whether or not written) that you have with or to any person or entity including, but not limited to, any prior employer. You further represent that you have provided the Company with true, correct and complete copies of all such agreements related to your employment with your former employer. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your prior employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.
No Mitigation; No Offset
In the event of any termination of employment or failure to employ you on the Start Date, you shall be under no obligation to seek other employment and there shall be no offset against any amount due to you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain or any other source.
Miscellaneous
This Offer Letter Agreement (and the documents referenced herein) sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Offer Letter Agreement may not be modified or amended except by written agreement signed by the Company and you. This Offer Letter Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns; however, you may not assign all or any portion of this letter without the prior written consent of the Company.

[signature page follows]

If you have any questions about the above details, please call me. If you wish to accept this Offer Letter Agreement, please sign below and return this Offer Letter Agreement to me.
I look forward to working with you.

/s/ Sid Sankaran
Sid Sankaran
Chairman
Third Point Reinsurance Ltd.

Acceptance
I have read and understood and I accept all the terms of the Offer Letter Agreement as set forth herein. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing, and this Offer Letter Agreement (and the documents referenced herein) supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
/s/ Prashanth Gangu

Prashanth Gangu

Signed
Date         February 4, 2021

EXHIBIT A

Position Title:    COO and President, Insurance & Services Division

Location:        New York, NY

Reports To:        Sid Sankaran, Chairman and CEO

Team:        Approximately 500 employees+

Position Summary
Candidate handles day-to-day execution across the three pillars of the CEO’s plan:
a) Fix and Stabilize, b) Revitalize and Grow and c) Modernize and Breakout.

As COO, candidate is responsible for providing strategic direction and leadership for the following functional areas:
•Technology and Analytics
•Strategy and Portfolio Management
•Corporate Development and Partnerships
As President of the Insurance & Services Division, candidate will be responsible for managing one of the two largest global segments in the company (Accident & Health) with ~600MM of 2019 GWP, oversee the services components of the firm including MGU relationships, establish a primary insurance strategy and operational capability and grow a new technology-enabled division. This will include:
•Lloyd’s Syndicate 1945, A&H Primary
•Wholly-owned MGUs, including IMG and ArmadaGlobal
•Minority investments in MGAs and insuretechs, including Arcadian Risk Capital,
Pie Insurance and Nobler
•Establishment of a primary insurance strategy and operational plan across legal entities
•Incubator for new ventures and alternative business models and partnerships

Responsibilities:
•Develop a coherent three-year strategy and execution roadmap to position SiriusPoint as a leading tech-enabled (re)insurance player;
•Communicate the strategy and roadmap with key internal and external stakeholders including the Board, Shareholders & Rating Agencies
•Drive ongoing portfolio management and capital allocation decisions in support of the overall strategy
•Oversee the modernization of core operations, analytics and technology to improve efficiency and effectiveness of the (re)insurance businesses
•Establish and scale up the Insurance Division by consolidating management of existing MGUs and executing on a growth strategy that includes strategic investments and partnerships in high-growth insuretechs and tech-enabled MGAs. Assess the viability and operating plan for a primary insurance strategy across legal entities

•Capitalize on new opportunities by building de-novo insurance businesses and experimenting with alternate business models

Partners
Key partners for the role on the Executive Group include the Chief Financial Officer, CUO/President Americas Reinsurance, President International Reinsurance, Global Head of Distribution and the General Counsel

Exhibit B
Third Point Reinsurance Ltd.
Restrictive Covenant Agreement
This Employee Restrictive Covenant Agreement (the “Agreement”) is entered into by and between Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (the “Company”), and the undersigned (the “Executive”) and effective as of Executive’s start date with the Company.
In consideration of the Executive’s employment by the Company and compensation and benefits to be provided pursuant to such employment, which the Employee acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Employee hereby agree as follows:
1.Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its respective subsidiaries (together, as of any such date, the “Company Group”), including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the term of Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly supply to the Company (i) all property of the Company and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment.
a.Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company in connection with the Executive’s employment, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of less than 1% of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 2. Following termination of the Executive’s employment, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status.
b.Nonsolicitation. During the Nonsolicitation Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company with any Restricted Person (as defined below), or (ii) endeavor to entice any Restricted Person away from the Company Group.

4.    Nondisparagement. While the Executive is employed with the Company Group and thereafter, the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company Group or any of its affiliates, directors, officers, or employees. The Company Group shall not, and shall use their best efforts to ensure that their respective directors and officers shall not, make or publish any disparaging statements (whether written or oral) regarding the Executive.
5.    Proprietary Rights. The Executive assigns all of the Executive’s interest in any and all inventions, discoveries, improvements, and patentable or copyrightable works initiated, conceived, or made by the Executive, either alone or in conjunction with others, while employed by the Company and related to the business or activities of the Company Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments, or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents, or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group therein. These obligations shall continue beyond the conclusion of the Executive’s employment with the Company with respect to inventions, discoveries, improvements, or copyrightable works initiated, conceived, or made by the Executive during the Executive’s employment.
6.    Remedies. The Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. Should a court, arbitrator, or other similar authority determine, however, that any provisions of the covenants contained in this Agreement are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.
7.     Notice Under Federal Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
8.    No Interference. Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) or any other federal, state or local governmental agency or commission (“Governmental Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company.
9.    Certain Definitions. For purposes of this Agreement:
(a)    The “Noncompetition Term” shall mean the period beginning on the date of this Agreement and ending six (6) months following the Executive’s termination of employment.
(b)    The “Nonsolicitation Term” shall mean the period beginning on the date of this Agreement and ending eighteen (18) months following the Executive’s termination of employment.
(c)    “Restricted Enterprise” shall mean on any date during the Executive’s employment, (x) those companies included as the peer group of the Company in the Company’s “Compensation Discussion & Analysis” most recently filed with the Securities and Exchange Commission (the “Peer Group”), and (y) on and after the date of Executive’s termination, the Peer Group in effect as of the date of termination and any other entity not in the Peer Group, if any, that, as of the such date of termination, is a material competitor for the same property and casualty insurance and reinsurance business as the Company Group in the Territory.
(d)    “Restricted Person” shall mean any person who at any time during the the Executive’s employment with the Company Group was an employee or customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group.
(e)    The “Territory” shall mean, as of any date, (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group.    .
10.    At-Will Employment. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the "at-will" status of the employment relationship between the Company Group and the Executive.
11.    No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
12.    Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.
13.    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

14.    Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
15.    Governing Law; Consent to Jurisdiction and Wavier of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Agreement. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such action, suit, or proceeding and agrees that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each such party understands and has considered the implications of this waiver, (C) each such party makes this waiver voluntarily, and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15.
16.    Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.
17.    Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.
18.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                            EXECUTIVE

/s/ Prashanth Gangu

                            Prashanth Gangu

                            THIRD POINT REINSURANCE LIMITED

/s/ Sid Sankaran

                            By:
                             Name: Sid Sankaran
                             Title: Chairman

Exhibit B

Waiver and Release of Claims
    Pursuant to the terms of the Offer Letter Agreement (the “Agreement”) as of February 3, 2021, by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (“SP”), and Prashanth Gangu (the “Executive”), and in consideration of the payments and benefits to be made under the Agreement, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge SP, and its subsidiaries and affiliates (collectively, the “SP Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the SP Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only the following: (a) the rights of the Executive under the Agreement and in respect of the equity awards held by the Executive; (b) the right of the Executive to receive benefits required to be provided in accordance with applicable law; (c) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of SP or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (d) claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the SP Affiliated Group, excluding severance pay or termination benefits except as provided in the Agreement or any outstanding equity award; and (e) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the SP Affiliated Group.
    This Waiver and Release of Claims does not prohibit or restrict the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization, including, but not limited to, the Security and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Waiver and Release of Claims, or (iv) from providing any other disclosure required by law. However, by executing this Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that the

Executive does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.
    The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.
    The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen (18) years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Waiver and Release of Claims. The Executive acknowledges and confirms that the Executive was given twenty-one (21) days to consider this Waiver and Release of Claims before signing it, although he may sign sooner if desired, and any changes to this Waiver and Release of Claims do not restart the 21-day period. The Executive has seven (7) days after signing the Waiver and Release of Claims to revoke the release by delivering notice of revocation to the General Counsel of SP, and the Waiver and Release of Claims shall become effective upon the expiration of that revocation period.